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                                                                    Exhibit 23.1



            Consent of Independent Registered Public Accounting Firm

The Board of Directors
Skyworks Solutions, Inc.:

We consent to the use of our reports dated December 14, 2005, with respect to the consolidated balance sheets of Skyworks Solutions, Inc. and subsidiaries as of September 30, 2005 and 2004, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended September 30, 2005, and the related financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting as of September 30, 2005, and the effectiveness of internal control over financial reporting as of September 30, 2005, incorporated herein by reference in this Registration Statement on Form S-8.

                                            KPMG LLP


Boston, Massachusetts
February 3, 2006